Exhibit 10.45

TRANSITION AND SEVERANCE AGREEMENT

This Transition and Severance Agreement (the “Agreement) is hereby entered into by and between Alfred J. Amoroso and META Group, Inc. (the “Company”), for good and sufficient consideration as more fully described below.

1.                                      The July 31, 2002 Employment Agreement:  This Agreement supersedes your July 31, 2002 Employment Agreement and renders such Employment Agreement null and void.  You acknowledge and agree that you are no longer eligible to receive any of the payments, benefits, bonuses or stock option grants set forth in the Employment Agreement other than as provided in Section 2(b) herein.

2.                                      Employment Status and Final Payments:

(a)                                  Resignation:  Your voluntary resignation from positions held with the Company will become effective as follows:

(i)                                     Your resignation as a member of the Company’s Board of Directors and as its President and Chief Executive Officer (and from any and all other officer or director positions with the Company or its affiliates), will take effect on Wednesday, June 23, 2004; and

(ii)                                  Your resignation as an employee of the Company will take effect on July 31, 2004 (the “Resignation Date”).  As of the Resignation Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.

(b)                                 Transition Period:  Between June 23, 2004 and July 31, 2004 (the “Transition Period”) you will be responsible for transitioning your prior duties and responsibilities as President and Chief Executive Officer to one or more of the Board’s designees.  You will be available as needed by the Company to complete the transition by your Resignation Date.  You will be paid your current base salary and remain eligible to participate in the Company’s group benefit plans during the Transition Period.  Vacation time will not continue to accrue during the Transition Period.

(c)                                  Final Wages:  In the payroll period immediately following the Resignation Date you will receive a check containing your final base salary payment through July 31, 2004, and the payment of all accrued, but unused, vacation pay. As of June 23, 2004 you will have accrued, but not used, 27.5 days of vacation time, some of which may be used during the Transition Period with the prior written consent of the Board.

(d)                                 COBRA:  The Resignation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company will present you with information on COBRA under separate cover.

3.                                      Consideration:  In exchange for, and in consideration of, your full execution of this Agreement, and upon expiration of the seven-day revocation period set forth in Section 11, the Company agrees to provide you with the following:

(a)                                  Severance Pay:  The Company will pay you severance for a period of three (3) months following the Resignation Date (the “Severance Period”) at your current gross base salary rate of fifteen thousand three hundred eighty-four Dollars and sixty-two Cents ($15,384.62) per bi-weekly payroll period, for a total of one hundred seven thousand six hundred ninety-two Dollars and thirty Cents ($107,692.30), less applicable payroll and withholding taxes.

(b)                                 Health Insurance:  In the event you elect, pursuant to COBRA, to continue coverage under the Company’s group medical and/or dental plans after the Resignation Date, the Company will pay the premiums for such COBRA coverage until the earlier of (i) December 31, 2004 or (ii) the date upon which your eligibility for COBRA coverage ceases.  Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself.

(c)                                  Amendment of Option Terms:  The Company agrees to enter into an agreement (or agreements) substantively in the form attached hereto as Exhibit A to amend your currently outstanding options to purchase common stock, $.01 par value per share, of the Company, to provide for an extension of the exercise period of such options in certain circumstances for a total period of one (1) year.

4.                                      Consulting:  In exchange for the amounts described in Section 3, you will be available during the Severance Period at mutually agreed upon times and locations to consult with the Company regarding its ongoing efforts to negotiate final agreements with certain prospective clients and to assist in other matters at the request of the Board.

5.                                      Release:

(a)                                  In exchange for the amounts described in Section 3, which are in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement (“Claims”). This release is intended by you to be all encompassing and to act as a full and total release of any Claims, whether specifically enumerated herein or not, including, but not limited to, any Claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination; any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.  Notwithstanding the foregoing, this release shall not waive any Claims you may have:  (i) arising after the date you sign this Agreement; and (ii) relating to any indemnification rights pursuant to the Company’s charter, certificate of incorporation, by-laws or directors’ and officers’ insurance policies.

(b)                                 Listed below, by way of example only, are statutes and laws under which you waive, and will not bring any Claim, except as otherwise provided in the last sentence in Section 5(a) hereof.  The claims released or acknowledged not to exist include, but are not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended, 29 U.S. C. 1001 et seq.;

The Immigration Reform Control Act, as amended;

The Americans with Disabilities Act of 1990;

The Fair Labor Standards Act, as amended;

The Occupational Safety and Health Act, as amended;

The Family and Medical Leave Act of 1993;

The Consolidated Omnibus Budget Reconciliation Act, as amended;

The laws of the State of Connecticut relating to family and medical leave, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, marital status, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status or any military service or application for military service and any claim for retaliation for asserting Worker’s Compensation rights as well as wrongful termination or breach of any express or implied employment contract.

The laws of the State of Connecticut relating to Workers’ Compensation;

The laws of the State of Connecticut relating to the payment of wages;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract, tort, or other common law cause of action, including but not limited to breach of contract, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, wrongful discharge;

Any claim for breach of the July 31, 2002 Employment Agreement; or

Any allegation for costs, fees, or other expenses, including attorneys’ fees, incurred in any such matter.

6.                                      Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.  Since you are 40 years of age or older, you have been informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a)                                  In consideration for the amounts described in Section 3, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(b)                                 You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)                                  You acknowledge that you have been advised of your right to consult with your counsel of choice prior to executing this Agreement and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d)                                 You further acknowledge that you have been informed that you have at least 21 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney or any other person of your choosing;

(e)                                  You have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(f)                                    You agree that any revisions to this Agreement will not affect or extend the calculation of the 21-day period provided in Section (d) above.

7.                                      Accord and Satisfaction:  The amounts set forth above in Sections 2 and 3 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

8.                                      Company Files, Documents and Other Property:  You agree that on the Resignation Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”).  You agree that in the event that you discover any other Company Property in your possession after the Resignation Date of this Agreement you will immediately return such materials to the Company.

9.                                      Future Conduct:  Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.  Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law.  However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

10.                               Representations and Governing Law:

(a)                                  This Agreement sets forth the complete and sole agreement between the parties concerning the subject matter hereof and supersedes any and all other agreements or understandings, whether oral or written, including the July 31, 2002 Employment Agreement; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any of the following, all of which shall remain in full force and effect in accordance with their respective terms:  (i) your Employee Non-Competition, Non-Disclosure and Developments Agreement; and (ii) all option agreements and their respective amendments.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Chairman of the Board of the Company and you.

(b)                                 If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)                                  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of Connecticut and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Connecticut, without giving effect to the principles of conflicts of laws of such state.

(d)                                 You may not assign any of your rights or delegate any of your duties under this Agreement.  The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

11.                               Effective Date.  You may revoke this Agreement during the period of seven (7) days following its execution by you and this Agreement shall not become effective or enforceable, and no payments will be made pursuant to Section 3, until the revocation period has expired.  Moreover, this Agreement shall not be effective or enforceable until it is executed by all parties.

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Executed this 23rd day of June, 2004.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

/s/ Alfred J. Amoroso		/s/ Vanessa Bottazzi
Alfred J. Amoroso		META Group, Inc.
		By:	Vanessa Bottazzi
		Title:	Vice President Global Human Resources
Date:	6/23/04	Dated:

AMENDMENT

TO

OPTION AGREEMENTS

This AMENDMENT is entered into as of June 23, 2004 (the “Amendment”) by and between META Group, Inc., a Delaware corporation (the “Company”), and Alfred J. Amoroso (“Amoroso”).

WHEREAS, the Company and Amoroso have entered into a Transition and Severance Agreement dated as of the date hereof that sets forth the terms and conditions of their agreement with respect to META’s provision of certain payments and benefits to Amoroso and responsibilities of Amoroso (the “Severance Agreement”);

WHEREAS, the Company and Amoroso wish to amend the terms of the stock options held by Amoroso as of the date hereof and the stock option agreements related thereto, which options and agreements are listed on Exhibit A hereto (each an “Option Agreement” and collectively the “Option Agreements”);

NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Amoroso hereby agree as follows:

1.                                       Definitions.  The term “Agreement” as used in each Option Agreement shall be deemed to refer to each Option Agreement as amended hereby.

2.                                       Extension of Exerciseability (Other than Death/Disability/Cause).  The reference to “90 days” in Section 4(a) of each Option Agreement shall instead be to “365 days.”

3.                                       No Extension of Exerciseability (For Breach of Severance Agreement).  The text “the Transition and Severance Agreement dated June 23, 2004 by and between Employee and the Company,” shall be added before the text “the Employment Agreement” in Section 4(b) of each Option Agreement.

4.                                       Extension of Exerciseability (Disability).  The reference to “180 days” in Section 5(b) of each Option Agreement shall instead be to “365 days.”

5.                                       Cross References.  Any cross references within any of the Option Agreements to any of the matters or number of days referenced in this Amendment shall be accordingly adjusted, including, without limitation, the reference to the time periods in “paragraphs (a) or (b) of Section 5” referred to in Section 5(c).

6.                                       Acknowledgement of Tax Consequences.  Amoroso acknowledges that this Amendment and/or the exercise of options to purchase common stock, $.01 par value per share, of the Company under any Option Agreement may cause adverse tax consequences to Amoroso, including, without limitation, the possibility that options originally granted as incentive stock options may cease to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and that the Company may withhold from Amoroso’s wages or other remuneration an amount of tax required to be withheld, if any, in connection with the exercise of such options.

7.                                       Acknowledgement of Options (Number and Vesting).  Amoroso and the Company acknowledge and agree that as of the date hereof the options listed on Exhibit A constitute all of the outstanding options to purchase equity securities of the Company granted to Amoroso and that the number of options that will be vested as of July 31, 2004 is true and accurate as listed on such exhibit.

8.                                       Miscellaneous.  This Amendment shall be effective as of the date hereof and, except as set forth herein, the Option Agreements shall remain in full force and effect and shall be otherwise unaffected hereby.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may be memorialized, at the Company’s option, as a separate amendment to the Option Agreements or included in amended and restated Option Agreements.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

META GROUP, INC.

By:	/s/ Vanessa Bottazzi
Name:	Vanessa Bottazzi
Title:	Vice President Global Human Resources

/s/ Alfred J. Amoroso
Alfred J. Amoroso

Exhibit A:  Option Agreements

1.               Incentive Stock Option Agreement dated July 31, 2002 by and between Amoroso and the Company to purchase 160,000 shares of common stock of the Company, of which 50%, or 80,000 shares, will be vested as of July 31, 2004.

2.               Non-Qualified Stock Option Agreement dated July 31, 2002 by and between Amoroso and the Company to purchase 340,000 shares of common stock of the Company, of which 50%, or 170,000 shares, will be vested as of July 31, 2004.

3.               Non-Qualified Stock Option Agreement dated July 31, 2003 by and between Amoroso and the Company to purchase 125,000 shares of common stock of the Company, all of which will be vested as of July 31, 2004.